Exhibit 77d

Policies with respect to security investments

Effective October 22, 2003, the investment practice of the PF Van Kampen Mid-Cap Growth Fund was changed to:

  Permit the manager to invest in companies that it believes exhibit some or all of the following characteristics: (i) significant growth prospects, (ii) accelerating returns on invested capital, (iii) sustainable competitive advantages, and (iv) experienced and incentivized management teams. [See Exhibit to Item 77Q1 (b) Resolution 1]

Effective January 1, 2004, the investment practices of Pacific Funds were changed as follows:

  To permit each Fund to engage in unlimited futures trading activity without registration with the CFTC. [See Exhibit to Item 77Q1 (b) Resolution 2]
  The PF MFS Global Growth Fund changed its name to PF MFS International Large-Cap Fund. [See Exhibit to Item 77Q1 (b) Resolution 3]
  The investment practices of the PF MFS International Large-Cap Fund (formerly Global Growth) were changed to:
  To limit the Fund's investment in securities of emerging market countries to "up to 25% of its assets". [See Exhibit to Item 77Q1 (b) Resolution 4]

  The fund became a diversified fund. (The fund had been classified as a non-diversified fund, which permits larger investments in a fewer number of issuers than a diversified fund.) [See Exhibit to Item 77Q1 (b) Resolution 5]